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                                                                    Exhibit 99.1


                              KEYMEDIA GROUP, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                 May 31, 2003
                                                                -------------
                                                                 (Unaudited)
                                                                (In thousands)

ASSETS

Current assets:

  Cash and cash equivalents ..................................      $   4,711

  Accounts receivable, net ...................................         17,228

  Prepaid event expenses .....................................         10,616

  Other current assets .......................................          5,365
                                                                    ---------

    Total current assets .....................................         37,920

  Property and equipment, net ................................          8,381

  Intangible assets, net .....................................         72,028

  Deferred financing costs and other assets ..................          9,526
                                                                    ---------

    Total assets .............................................      $ 127,855
                                                                    =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

  Accounts payable ...........................................      $   7,042

  Accrued expenses ...........................................          4,913

  Deferred revenue ...........................................         28,196

  Other current liabilities ..................................          1,939
                                                                    ---------

    Total current liabilities ................................         42,090

Debtor in Possession Financing ...............................         14,000

Liabilities subject to compromise -- Secured .................         81,866

Liabilities subject to compromise -- Priority ................            216

Liabilities subject to compromise -- Unsecured ...............        320,243

    Total liabilities ........................................        458,415

Shareholders' equity:

  Preferred stock ............................................             15

  Common stock ...............................................            685

  Additional paid-in-capital .................................        476,234

  Retained Loss ..............................................       (778,686)

  Net Loss ...................................................        (22,120)

  Deferred compensation ......................................         (2,387)

  Other comprehensive loss ...................................         (4,301)
                                                                    ---------

    Total shareholders' equity ...............................       (330,560)
                                                                    ---------

    Total liabilities and shareholders' equity ...............      $ 127,855
                                                                    =========